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                                                                   EXHIBIT 10.20

                              CONSULTING AGREEMENT


          THIS AGREEMENT, made and entered into this 11th day of November, 1999, between David Hall, an individual currently residing in San Patricio County, Texas ("Consultant"), and Austin Funding.com Corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, Company desires to retain Consultant to assist it in the acquisition and operation of Greater South Texas Savings Bank, FSB ("GSTSB") (the "Services") in the manner and upon the terms and conditions as hereinafter set forth; and

         WHEREAS, Consultant is desirous of being retained by Company to render the Services as hereinafter set forth; and

         WHEREAS, Consultant is leaving his present employment based on the representations, covenants and agreements contained herein by Company; and

         WHEREAS, Consultant has negotiated certain terms of a transaction involving the purchase of a controlling interest in GSTSB and the disposition of the Falfurrias, Texas branch of GSTSB and will finalize the negotiation of such terms after the date hereof.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereto covenant and agree as follows:

         1. Company retains Consultant for the purposes and to the extent set forth herein and subject to the conditions set forth herein. Consultant shall receive the following:

            a. an amount equal to Ninety-Five Thousand and no/100 Dollars ($95,000.00), payable in 12 consecutive monthly installments due on the first day of each calendar month commencing an December 1, 1999 and ending on November 1, 2000, each in the amount of Seven Thousand Nine Hundred Sixteen and 67/100 Dollars ($7,916.67);

            b. Company shall reimburse Consultant's reasonable business expenses incurred in performance of the Services within 10 days of Consultant presenting receipts or other appropriate documentation therefore;

            c. an amount equal to $160,000 upon the purchase by Company of a controlling interest (greater than 50%) in GSTSB;

            d. an amount equal to five percent (5%) of the gross pretax profit on the disposition of any or all of the assets of the Falfurrias, Texas branch of GSTSB.

The payment described in paragraph 1a above will be earned by Consultant upon the
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execution hereof and will be payable according to the schedule described above.
Even though it is agreed that the amounts described in paragraph a are earned as of the execution of this Agreement, the obligation to pay Consultant the amounts provided pursuant to paragraph 1a above shall terminate in the event Consultant accepts employment with GSTSB.

         Amounts payable pursuant to paragraphs c and d above shall be earned by Consultant upon the execution of an agreement by Company for the purchase or sale, as the case may be, of the institution or assets involved. Amounts to be paid to Consultant pursuant to paragraphs 1c and 1d above shall be payable immediately upon the closing of the transaction. Closing of a transaction described in paragraph 1c shall be deemed to be the date on which the change in control of the institution is approved. Closing of a transaction described in paragraph 1d shall be deemed to be the date on which documentation transferring the assets is executed and delivered to the purchaser. The amounts described in paragraphs 1c and 1d above shall be payable regardless of the whether the date of closing of the purchase or sale is prior to or subsequent to November 1, 2000. Any amounts earned by Consultant but becoming payable after his death shall be payable to his executor(s) or administrator(s) for the benefit of his estate.

         2. Consultant accepts the conditions of this Agreement and it is agreed that Consultant shall be free to perform the Services hereunder as he sees fit.

         3. To the extent permitted by law, each party will indemnify and hold harmless the other from and against any and all claims, liabilities, expenses (including attorneys fees and court costs), judgments, fines, penalties, settlements and other amounts that may arise out of or in connection with any act or omission by the other party. This provision will survive the termination of this Agreement.

         4. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

         5. This Agreement may not be varied, modified, or amended except in writing signed by the parties hereto. This Agreement supersedes any prior understandings or oral or written agreements between the parties respecting the within subject matter. No part of this Agreement nor any interest in this Agreement may be transferred, assigned, or delegated by either party hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors and assigns. Waiver by either party of any breach or violation or default of any provision of this Agreement will not operate as a waiver of such provision or of any subsequent breach or violation thereof or any default thereunder. The failure or refusal of any party to exercise any right or remedy shall not be deemed to be a waiver or abandonment of any right or remedy. In the event that any disputes shall arise hereunder necessitating the resolution by any administrative or judicial body, the party prevailing in such dispute shall be entitled to receive from the other party or parties to the dispute any and all costs of resolving said dispute including reasonable attorneys' fees. The parties hereto agree that any dispute, controversy, or claim arising hereunder or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Travis County, Texas, in accordance with the rules of the American Arbitration Association, under its commercial arbitration rules. The parties further agree that the District Courts of Travis County, Texas and



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the Federal District Court for the Western District of Texas (Austin Division)
shall constitute proper and convenient forums for any litigation between the parties involving this Agreement or the subject matter hereof. Time is of the essence in the performance of this Agreement.

     IN WITNESS WHEREOF, Consultant and Company have executed this Agreement on the day and year first above-mentioned.


                                          AUSTIN FUNDING.COM CORPORATION


                                          By: /s/ GLENN A. LAPOINTE
                                              ------------------------------
                                              Glenn A. LaPointe, President

                                              /s/ DAVID HALL
                                              ------------------------------
                                              David Hall